TERM NOTE

$15,000,000.00                                     February 28, 2014

1.    FOR VALUE RECEIVED, HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (“Borrower”), hereby promises to pay to the order of HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank organized under the laws of the United States (“Lender”), the principal sum of Fifteen Million and No/100ths ($15,000,000.00) Dollars with interest thereon as set forth herein from the date of this Term Note (this “Note”) until fully paid in lawful money of the United States and immediately available funds. This Note is issued pursuant to the terms and provisions of that certain Master Loan Agreement dated November 30, 2007 (as amended, modified, supplemented, extended or restated from time to time, the “MLA”), and pursuant to that certain Fourth Supplement to the MLA, of even date herewith, each by and between Lender and Borrower (as amended, modified, supplemented, extended or restated from time to time, the “Fourth Supplement”). All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA or the Fourth Supplement.

2.    The outstanding principal balance of this Note shall bear interest at a variable rate per annum equal to the LIBOR Rate plus 310 basis points.

3.        “LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation), quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

4.    The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted, as and when, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”). All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, but charged for actual days principal is outstanding.

5.    Beginning on April 1, 2014, and continuing on the first (1st) day of each month thereafter (each a “Monthly Payment Date”), Borrower shall make equal monthly payments of principal and accrued interest in an amount equal to $271,617.28 per month, or such greater or lesser amount determined by the Lender to fully amortize the outstanding principal balance of this Note over the period of five (5) years from the date of this Note. The outstanding principal balance of this Note, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Maturity Date.

6.    The outstanding principal balance hereof, together with all accrued interest, if not paid sooner,

shall be due and payable in full on March 1, 2019 (the “Maturity Date”).

7.    Borrower may, at anytime and from time to time, upon thirty (30) days advance written notice to Lender, prepay the outstanding principal amount of this Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium. This Note is subject to mandatory prepayment, at the option of Lender, as provided in the MLA. All payments and prepayments shall, at the option of Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

8.    In addition to the rights and remedies set forth in the MLA and the Fourth Supplement: (i) if Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment under this Note; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Note; (iii) after the Maturity Date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect under this Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

9.    If Borrower fails to make any payment to Lender within ten (10) days of the due date thereof, Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

10.    This Note is secured by, among other instruments, a Mortgage, Security Agreement and Financing Statement covering various parcels of real property, fixtures, and personal property located in Chickasaw County, Iowa (as amended, modified, supplemented, extended or restated from time to time, the “Mortgage”). In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

11.    Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the MLA, the Fourth Supplement or under any other Loan Document.

12.    Upon the occurrence at any time of an Event of Default or at any time thereafter, Lender shall have the right to set off any and all amounts due hereunder by Borrower to Lender against any indebtedness or obligation of Lender to Borrower.

13.    Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

14.    Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

15.    This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

16.    Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Note shall affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

HOMELAND ENERGY SOLUTIONS, LLC,
an Iowa limited liability company

/s/ Walter Wendland
By: Walter Wendland
Its: President/CEO

STATE OF IOWA	)

) ss.

COUNTY OF CERRO GORDO	)

On this 24 day of February, 2014, before me a Notary Public within and for said County, personally appeared Walter Wendland, to me known, who being by me duly sworn, did say that he is the President/CEO of Homeland Energy Solutions, LLC, the limited liability company named in the foregoing instrument, and that said instrument was signed on behalf of said company by authority of its board and as the free act and deed of said company.

SEAL CHRISTY MARCHAND Commission Number 709988 MY COMM. EXP. 5-15-16	/s/ Christy Marchand
Notary Public